SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
November 1, 2007
Date of Report (Date of earliest event reported)
Energy Transfer Equity, L.P.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32740 (Commission File Number)	30-0108820 (IRS Employer Identification Number)
3738 Oak Lawn Avenue
Dallas, TX 75219
(Address of principal executive offices)
(214) 981-0700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On October 31, 2007, the Interstate Natural Gas Association of America (“INGAA”) filed a motion with the Federal Energy Regulatory Commission (“FERC”) for limited intervention in the proceedings relating to allegations made against Energy Transfer Partners, L.P. (“ETP”) in the FERC’s Order to Show Cause and Notice of Proposed Penalties (“Order and Notice”) issued on July 26, 2007. In its motion, INGAA asserts its position that the Natural Gas Act (“NGA”) requires that an assessment of a civil penalty by the FERC under Section 22 of the NGA is entitled to “de novo” review of the penalty assessment in United States federal district court. This is the same position taken by us in our August 27, 2007 request for expedited rehearing of the determinations in the FERC’s Order and Notice and reiterated in our response to the FERC filed on October 9, 2007.
     On October 30, 2007, a putative class action lawsuit against ETP that was previously reported in our filings with the Securities and Exchange Commission was found by a court to be related to a recently filed second putative class action lawsuit against ETP that makes allegations similar to those made in the first suit, and we expect that both suits will be consolidated in the Houston division of the United States District Court for the Southern District of Texas. As previously reported, one plaintiff seeks unspecified damages. The other plaintiff seeks $500 million in actual damages and other relief. ETP continues to believe that these claims are without merit and ETP intends to vigorously defend itself in this litigation.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY TRANSFER EQUITY, L.P. By: LE GP, LLC, its general partner
Date: November 1, 2007	By:	/s/ John W. McReynolds
John W. McReynolds
President and Chief Financial Officer